UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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Hughes Communications, Inc.

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11717 Exploration Lane

Germantown, MD 20876

NOTICE OF EXTENSION OF THE DEADLINE FOR THE

SUBMISSION OF WRITTEN DEMANDS FOR APPRAISAL RIGHTS

AND

INFORMATION STATEMENT SUPPLEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

Fellow Stockholders:

This notice of extension of the deadline for the submission of written demands for appraisal rights and Information Statement supplement (this “Notice”) is being furnished to the holders of shares of Common Stock of Hughes Communications, Inc. (the “Company”) who previously received the Information Statement (the “Information Statement”) related to the Agreement and Plan of Merger, dated as of February 13, 2011, by and among the Company, EchoStar Corporation, EchoStar Satellite Services L.L.C. (solely with respect to certain specified provisions of the Merger Agreement) and Broadband Acquisition Corporation pursuant to which, at the Effective Time (as defined in the Merger Agreement), Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation, but as a wholly-owned indirect subsidiary of Parent.

The information set forth in this Notice is only intended to supplement the information previously provided in the Information Statement. This Notice is not intended to provide all of the information necessary for you to determine to exercise or elect not to exercise appraisal rights and must be read in conjunction with the Information Statement. Capitalized terms used but not defined in this Notice have the meanings assigned thereto in the Information Statement.

The Company hereby notifies you that, notwithstanding the terms of Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) and any other statements made in the Information Statement, the Company has extended the period for its stockholders to provide written notice of demand for appraisal rights in connection with the Merger in order for holders of Common Stock to fully consider the information included herein and incorporated by reference. Therefore, the Company hereby agrees that it shall treat any written demand for appraisal that otherwise complies with Section 262 of the DGCL as (1) having been timely received in accordance with Section 262(d) of the DGCL, so long as such demand is delivered to the Company on or before May 16, 2011, and (2) having been made by the “stockholder” (as defined in Section 262(a) of the DGCL) so long as such demand is accompanied by written proof of beneficial ownership (reasonably acceptable to the Company) as of the date of such demand. In addition, the Company hereby agrees that it shall treat the filing of any petition in the Delaware Court of Chancery demanding a determination of the value of its stock as having been made by a “stockholder” if made by any person that has complied with the previous sentence.

We urge you to read the entire Information Statement, this Notice and the other documents and information incorporated by reference to the Information Statement and this Notice carefully. Please do not send in your stock certificates at this time. If the Merger is completed, you will receive instructions regarding the surrender of your stock certificates and payment for your shares of Common Stock.

Important Notice Regarding the Availability of Information Statement Materials in connection with this Notice of Extension of the Deadline for the Submission of Written Demands for Appraisal Rights and Information Statement Supplement:

The Information Statement, this Notice and the other documents and information incorporated by reference to this Notice are available at: http://materials.proxyvote.com/444398.

Thank you for your support of the Company.

Sincerely yours,

Pradman P. Kaul

Chief Executive Officer and President

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT OR THE ACCOMPANYING INFORMATION STATEMENT SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

The Information Statement, this Notice and the other documents and information incorporated by reference to the Information Statement and this Notice contain “forward-looking statements” that involve risks and uncertainties within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Forward-looking statements include statements concerning the expected benefits and closing of the proposed Merger, our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures and financing needs, and other information that is not historical information. When used in this Information Statement, this Notice and the other documents and information incorporated by reference to the Information Statement and this Notice, the words “estimates,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should” and variations of these words or similar expressions (or the negative versions of any of these words) are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and projections, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, we can give no assurance that management’s expectations, beliefs and projections will be achieved.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the results referred to in the projections and other forward-looking statements contained in this Notice. Important factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements made in the Information Statement and this Notice include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K, factors and matters contained or incorporated by reference in the Information Statement and this Notice, and the following factors:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay a termination fee;

•	the inability to complete the Merger due to the failure to satisfy conditions to completion of the Merger, including obtaining required regulatory approvals;

•	the failure of the Merger to close for any other reason;

•	risks that the proposed Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and/or others relating to the Merger Agreement;

•	the diversion of our management’s attention from our ongoing business concerns;

•	the effect of the announcement, pendency or anticipated consummation of the Merger on our business relationships, operating results and business generally; and

•	the amount of the costs, fees, expenses and charges related to the Merger.

Consequently, all of the forward-looking statements that we made in the Information Statement and our SEC filings and that we make in this Notice are qualified by the information contained or incorporated by reference herein, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and “Business” and in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K filed with the SEC that are incorporated by reference herein (see the sections entitled “Where You Can Find More Information” beginning on page 53 of the Information Statement and “Incorporation by Reference” beginning on page 53 of the Information Statement). We undertake no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

Projected Financial Information

In connection with the sale process, the Company’s management generated five-year projections of the Company’s subscribers, revenue and other key metrics (the “Management Case”), both for consideration by the Company’s board of directors in relation to the Merger and for inclusion in marketing materials to be distributed to potential bidders. Management’s projections were based on a number of assumptions, including but not limited to, the continued improvement of global economic conditions, the timely completion of construction, successful launch and operation of the Company’s Jupiter-1 satellite and the continued unimpaired operation of the Company’s existing Spaceway satellite. In response to questions from certain bidders regarding various contingencies, the Company’s management developed two additional sets of financial projections (collectively with the Management Case, the “Financial Projections”) that adjusted for certain changes to the Management Case related to average revenue per user (“ARPU”) and the successful launch of the Company’s Jupiter-1 satellite as scheduled. In addition, it was expected that the bidders receiving Financial Projections, all sophisticated in assessing such matters, would perform their own analyses and valuations of the Company, including by making assumptions and adjustments related thereto.

The Company’s board of directors considered, among other things (as more fully described in the Information Statement under the headings “The Merger—Background of the Merger” and “The Merger—Reasons for the Merger”), the Financial Projections in connection with its approval of, and entry into, the Merger Agreement. In addition, Barclays Capital considered, among other things (as more fully described in the Information Statement under the heading “The Merger—Opinion of Barclays Capital”), the Financial Projections in connection with the preparation of its opinion, issued to the Company’s board of directors, that the consideration offered to the holders of Common Stock is fair to such holders (the “Opinion”).

The Financial Projections reflect numerous judgments, estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s businesses, all of which are difficult to predict and many of which are beyond the control of the Company. The Financial Projections are subjective in many respects and are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Financial Projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such projections, including the various risks set forth in the Company’s periodic reports. The Company’s board of directors and Barclays Capital were aware that there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Except as specifically described herein, the Financial Projections did not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the proposed Merger or the effect of any failure to occur of the proposed Merger and they should not be viewed as accurate or continuing in that context.

Neither the Company’s independent registered public accounting firm nor any other independent accountants compiled, examined or performed any procedures with respect to the Financial Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the Financial Projections.

Subject to the foregoing qualifications, the Company’s board of directors and Barclays Capital considered, among other things, projections including the total number of subscribers, net additional subscribers, ARPU, revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”).

Management Case. Management developed its projections for 2010 through 2015. As discussed above, these projections assumed, among other things, continued improvement of global economic conditions, the timely completion of construction, successful launch and unimpaired operation of the Company’s Jupiter-1 satellite and the continued unimpaired operation of the Company’s existing Spaceway satellite. Management also assumed relatively constant annual growth in subscribers averaging 75,000 net adds per year, in line with previously reported management guidance, and small fluctuations in ARPU that generally continued to trend slightly upward. Based upon these assumptions, management’s projections provide for consistent revenue and EBITDA growth.

Reduced ARPU Case. Management developed alternative projections for 2010 through 2015 for a reduced ARPU case (the “Reduced ARPU Case”). The Reduced ARPU Case was based on the Management Case and assumed a lower ARPU for new consumer subscribers added beginning in 2012. In the Reduced ARPU Case, costs were not changed from the Management Case, and there was no projected incremental consumer subscriber growth resulting from the lower ARPU. Although these changes did not affect consumer subscriber projections, declining ARPU limited the financial effects of the increased subscriber base, resulting in reduced revenue gains and reduced projected annual increases in EBITDA.

Jupiter Anomaly Case. Management also developed alternative projections for 2010 through 2015 for a Jupiter anomaly case (the “Jupiter Anomaly Case”). The Jupiter Anomaly Case was also based on the Management Case and assumed a total loss of the Jupiter-1 satellite during its launch and that a replacement satellite is launched, at no incremental cost to the Company (including after receipt of insurance proceeds), by the end of 2014. In addition, the Jupiter Anomaly Case assumes that the Company’s North America Enterprise, International Enterprise and Telecom Systems segments are not impacted by the Jupiter-1 failure, except that the Company would lose certain revenue due to a lost capacity transaction related to the Jupiter-1 satellite. Because of the assumed timing of the failure to launch in 2012 and the subsequent successful launch in 2014, the projections in the Jupiter Anomaly Case included the largest swings in the metrics projected, based not only on an approximate two-year delay in the receiving of the benefit of a successful launch, but also negative short-term effects from the failed launch (primarily lost subscribers and the resultant decline in several other metrics). Along with subscribers, ARPU was projected to decline following the failed launch, but rebound after the successful launch. Revenue still generally trends upward, despite a small decline in 2014. EBITDA is projected to follow a similar trajectory, declining slightly in 2014, but otherwise trending upward at a slower pace than in the other two cases. The Jupiter Anomaly Case results in the lowest projected 2015 EBITDA.

Discounted Cash Flow Analysis

As noted in the Information Statement, in connection with delivering its Opinion, Barclays Capital performed a number of financial analyses including a discounted cash flow analysis on the Financial Projections for each of the Management Case, Reduced ARPU Case and Jupiter Anomaly Case, as set forth above. See the Information Statement under the heading “The Merger—Opinion of Barclays Capital—Discounted Cash Flow Analysis.”

A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows generated by the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of the Company using the discounted cash flow method for each of the Financial Projections, Barclays Capital added the present value of (a) projected after-tax unlevered free cash flows for fiscal years 2011 through 2015 to (b) the residual value of the Company at the end of 2015, or “terminal value,” using a range of selected discount rates, in each case for each of the three scenarios. The after-tax unlevered free cash flows were calculated by taking the Company’s projected earnings before interest and taxes (“EBIT”), minus cash taxes (using a rate of 35.0%) plus stock-based compensation and depreciation and amortization, minus capital expenditures, non-cash expenses and change in working capital. The terminal value of the Company at the end of the forecast period was estimated by selecting a range of terminal value multiples and applying such range to projections in each of the three scenarios.

Barclays Capital selected terminal value multiples of 6.0x to 7.0x for the Management Case and the Jupiter Anomaly Case based on Barclays Capital’s experience in the valuation of businesses and Barclays Capital’s familiarity with the Company and its business. Barclays Capital selected terminal value multiples of 5.5x to 6.5x for the Reduced ARPU Case because of the lower projected growth profile in this case. The range of discount rates of 11.0% to 12.0% was selected based on an analysis of the weighted average cost of capital (“WACC”) of the Company. This analysis included consideration of the Company’s predicted Barra beta, risk free rate of return, market risk premium and the Company’s target capital structure.

The discounted cash flow analysis was completed by calculating a range of implied prices per share of the Company Common Stock by adding the present value of the Company’s net operating losses (approximately $83 million) to, and subtracting estimated net debt as of December 31, 2010 from, the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of shares of the Company’s Common Stock outstanding.

Management Case. Barclays Capital’s discounted cash flow analysis based on the Management Case resulted in an equity value range for the Company of $85.14 to $104.34 per share, which Barclays Capital noted was above the proposed transaction consideration of $60.70 per share. The reconciliation from EBITDA to EBIT was effected primarily through deducting depreciation and amortization figures and stock based compensation. The reconciliation from EBIT to unlevered free cash flow included adding back the EBITDA reconciliation deductions, and then subtracting out cash taxes, capital expenditures (projected to decline through 2013 and then level-off), non-cash expenses and changes in working capital. This resulted in unlevered free cash flow that increased (from negative to positive) over the projection period.

Reduced ARPU Case. Barclays Capital’s discounted cash flow analysis based on the Reduced ARPU Case resulted in an equity value range for the Company of $49.63 to $63.11 per share, which Barclays Capital noted was a range inclusive of the proposed transaction consideration of $60.70 per share. The reconciliation from EBITDA to EBIT was effected primarily through deducting depreciation and amortization figures, and stock based compensation. The reconciliation from EBIT to unlevered free cash flow included adding back the EBITDA reconciliation deductions, and then subtracting out cash taxes (at levels below the Management Case), capital expenditures at levels similar to the Management Case, non-cash expenses and changes in working capital. This resulted in unlevered free cash flow that generally increased (from negative to positive) over the projection period, but remained below the Management Case.

Jupiter Anomaly Case. Barclays Capital’s discounted cash flow analysis based on the Jupiter Anomaly Case resulted in an equity value range for the Company of $40.48 to $51.70 per share, which Barclays Capital noted was below the proposed transaction consideration of $60.70 per share. The reconciliation from EBITDA to EBIT was effected primarily through deducting depreciation and amortization figures, which, although less than values for the other two cases, peaked in 2013, and stock based compensation. The reconciliation from EBIT to unlevered free cash flow included adding back the EBITDA reconciliation deductions, and then subtracting out cash taxes (at levels below the other two cases, declining slightly after the failed launch, and then rebounding following the relaunch), capital expenditures (also at levels below the other two cases, declining through 2013, and then rebounding), non-cash expenses and changes in working capital. This resulted in unlevered free cash flow that increased (from negative to positive) through 2013, and then experienced less significant fluctuations over the remainder of the projection period.

Selected Precedent Transaction Analysis

As noted in the Information Statement, in connection with delivering its Opinion, Barclays Capital also reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays Capital, based on its experience with merger and acquisition transactions, deemed relevant. Barclays Capital chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to the Company with respect to the size, mix, margins and other characteristics of their businesses. See the Information Statement under the heading “The Merger—Opinion of Barclays Capital—Selected Precedent Transactions.”

In performing its precedent transaction analysis, Barclays Capital considered the multiple of last twelve months EBITDA (“LTM EBITDA”) to total enterprise value of each target company. The table below sets forth the transactions and figures considered:

Precedent Very Small Aperture Terminal (VSAT) Transactions

Announcement Date	Acquirer	Target	Enterprise Value ($ in millions)	LTM EBITDA Multiple

November 8, 2010	Harris Corp.	Schlumberger Global Connectivity Services	$348	8.5x

May 21, 2010	Harris Corp.	CapRock Communications Inc.	$528	9.8x

March 19, 2007	CIP Canada Investment Inc.	Stratos Global Corp.	$576	7.7x

May 11, 2006	SeaMobile Inc.	Maritime Telecommunications Inc.	$168	NA

February 2, 2006	ABRY Partners LLC	Caprock Communications Corp.	$200	6.7x

October 16, 2003	Grapeclose Ltd.	Inmarsat Ventures PLC	$1,637	5.2x

June 8, 2000	Stratos Global Corp.	Seven Seas Communications, Inc.	$16	7.2x

			Mean	7.5x

Precedent Satellite Broadband Transaction
Announcement Date	Acquirer	Target	Enterprise Value ($ in millions)	LTM EBITDA Multiple

October 1, 2009	ViaSat Inc.	WildBlue Communications Inc.	$510	6.7x

			Mean	6.7x

As noted in the Information Statement, the reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse, and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the selected precedent transaction analysis. Barclays Capital selected the EBITDA multiple of 6.7x for the precedent satellite broadband transaction and the average of EBITDA multiples for precedent VSAT transactions of 7.5x, as the low and high ends of the valuation range. This EBITDA multiple range when applied to the Company LTM EBITDA, implied prices per share of the Company common stock of $40.51 to $48.14 per share.

Leveraged Acquisition Analysis

As noted in the Information Statement, Barclays Capital performed a leveraged acquisition analysis based on the Management Case and the Reduced ARPU Case in order to ascertain a price for the Common Stock that might be achieved in a leveraged buyout transaction with a financial buyer using a debt capital structure consistent with the Merger and based upon current market conditions. See the Information Statement under the heading “The Merger—Opinion of Barclays Capital—Leveraged Acquisition Analysis.” In performing its analysis, Barclays Capital assumed an equity investment that would achieve a rate of return of 25%. Also, Barclays Capital selected 2015 exit multiples of 6.0x to 7.0x for the Management Case based on Barclays Capital’s experience in the valuation of businesses and Barclays Capital’s familiarity with the Company and its business. Barclays Capital selected 2015 exit multiples of 5.5x to 6.5x for the Reduced ARPU Case because of the lower projected growth profile in this case. Based upon these assumptions, Barclays Capital calculated a range of implied prices per share of the Common Stock of $69.08 to $77.60 for the Management Case and $45.26 to $51.36 for the Reduced ARPU Case.

As noted in the Information Statement, Barclays Capital did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays Capital’s analysis must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its Opinion. Therefore, the discussion of Barclay Capital’s analysis set forth above should be read in connection with, and not in lieu of, the financial analysis discussion in the Information Statement.

Written Consent of Certain Stockholders

Following the approval of the Merger Agreement at meetings of the boards of directors of Parent and the Company held on the afternoon of February 13, 2011, the Merger Agreement was executed and delivered by all the parties thereto. As noted in the Information Statement, shortly after the delivery of the executed Merger Agreement, investment funds affiliated with Apollo Management IV, L.P., the holders (in aggregate) of 12,408,611 shares of Common Stock, constituting approximately 57% of the voting power of the outstanding shares of Common Stock at that time, executed a written consent adopting and approving, in all respects, the Merger Agreement and the transactions and agreements contemplated thereby. This written consent is irrevocable, and no further approval of the stockholders of Hughes is required to approve and adopt the Merger Agreement and the transactions and agreements contemplated thereby. See the Information Statement under the headings “The Merger—Background of the Merger,” and “The Merger Agreement—Stockholder Action by Written Consent.”

Additional Financial Information

In addition to the foregoing, in determining whether to exercise your appraisal rights, you should review and consider the description of our business and the current and historical financial statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (including financial statements and financial statement schedules) that has been filed with the SEC (the “Annual Report”). This information is available to you without charge. The Annual Report is incorporated by reference into this Notice. You can obtain the Annual Report and the other documents and information incorporated by reference in the Information Statement, free of charge, through our website, http://www.hughes.com, or by requesting the information in writing to Hughes Communications, Inc., c/o Cleo Belmonte, 11717 Exploration Lane, Germantown, MD 20876. Telephone requests may be directed to (301) 428-7010. If you request any information from us, we will mail the requested information to you by first class mail, or other equally prompt means, within one business day of receipt of your request. You can also find the Annual Report and the other documents and information incorporated by reference in the Information Statement at the SEC’s website at http://www.sec.gov.

Note Regarding Information Included in this Notice

The inclusion of any additional information herein that was not provided in the Information Statement is not deemed an admission or representation by the Company that such information is viewed by the Company or Barclays Capital as material information of the Company or that the failure to include such information in the Information Statement constitutes a violation of Section 228 or Section 262 of the DGCL, common law developed by the courts of the State of Delaware, the Securities Act of 1933, the Securities Exchange Act of 1934 or any rules or regulations promulgated thereunder. This information is not included in this Notice in order to induce any holder of the Company’s Common Stock to exercise or elect not to exercise appraisal rights, but instead was included to increase the total amount of information available in making that decision. Neither the Company nor Barclays Capital intends to update or otherwise revise this information to reflect circumstances existing since its preparation, to reflect the occurrence of unanticipated events even in the event that any or all of the underlying assumptions are shown to be in error or to reflect changes in general economic or industry conditions.